Exhibit 99.1

Dell to Appoint Brian Gladden Chief Financial Officer

CFO Don Carty Continues as a Director

ROUND ROCK, Texas--(BUSINESS WIRE)--Dell (NASDAQ:DELL) today announced that Brian Gladden will succeed Don Carty, vice chairman and Chief Financial Officer, as senior vice president and CFO effective June 13, 2008. Mr. Carty has resigned, effective June 13. He will remain a member of the board of directors, which he joined in 1992.

Mr. Gladden joins Dell May 20 as Senior Vice President and will assume the CFO role when Mr. Carty leaves on June 13. Reporting to Michael Dell, CEO and chairman, Mr. Gladden will be responsible for all aspects of Dell’s finance function including accounting, financial planning and analysis, tax, treasury, audit, and investor relations.

Prior to joining Dell, Mr. Gladden was President and Chief Executive Officer of SABIC Innovative Plastics Holding BV, formerly GE Plastics, and among the world's largest producers of high-performance polymers used by electronics, office equipment, computer, and automotive manufacturers.

“Don has played a key role in reestablishing transparency and integrity in our financial practices and we are extremely grateful to have had his leadership. We look forward to his continuing contributions and experience.” said Mr. Dell. “We look forward to welcoming Brian as an operationally focused CFO whose skills in running multi-billion-dollar enterprises and substantial experience with an industry leader make him an ideal fit for the global economies in which we operate.”

“I am excited to be joining Dell at a time of transformation,” said Mr. Gladden. “Don has led an exceptional finance team, driving a culture of accountability and operational control. I look forward to contributing with the aim of maximizing long-term shareholder value.”

Mr. Gladden’s responsibilities as President and CEO of SABIC Innovative Plastics Holding BV spanned a global organization with revenues of $7 billion and some 10,000 employees operating 60 manufacturing and technology facilities in 20 countries.

His previous experience includes nearly 20 years with General Electric (GE) in a variety of financial and management leadership roles. He served as Vice President and General Manager of GE Plastics’ resin business; CFO of GE Plastics; and, Vice President and CFO of GE Medical Systems Healthcare IT business during his career with the company. He was named a GE corporate officer in 2002 while CFO of GE Plastics and had formerly served on GE’s corporate audit staff for five years.

Mr. Gladden received a Bachelor of Science degree in business administration and finance from Millersville University in Millersville, Pa.

About Dell

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